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Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

November 25, 2013

Western Asset Mortgage Capital Corporation
c/o Western Asset Management Company
385 East Colorado Boulevard
Pasadena, California 91101

  Re:
  Western Asset Mortgage Capital Corporation
  Registration Statement on Form S-3 (File No. 333-189242)

Ladies and Gentlemen:

        We have acted as special counsel to Western Asset Mortgage Capital Corporation, a Delaware corporation (the "Company"), in connection with the Shelf Registration Statement on Form S-3 (File No. 333-189242) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on June 11, 2013, and the pre-effective amendment thereto to be filed on the date hereof (together, the "Registration Statement"). The Registration Statement relates to the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act of (i) up to 2,231,787 shares (the "Shares") of common stock, par value $0.01 per share, of the Company ("Common Stock") to be sold by Pine River Fixed Income Master Fund Ltd., Pine River Financial Services Master Fund Ltd., Southern California Edison Company Retirement Plan Trust, OZ Master Fund, Ltd, Gordel Capital Limited, OZ Eureka Fund, L.P., OZ Global Special Investments Master Fund, L.P. and Walleye Trading LLC (each, a "Selling Stockholder" and, collectively, the "Selling Stockholders") and (ii) up to 1,115,894 shares of Common Stock issuable upon the exercise of Warrants, dated as of May 15, 2012, between the Company and each Selling Stockholder (the "Warrants"), representing the right to receive shares of Common Stock (the "Warrant Shares" and, together with the Shares, the "Securities") to be sold by the Selling Stockholders.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect and as certified by the Secretary of State of the State of Delaware; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (v) a specimen certificate representing the Common Stock; (vi) certain resolutions of the Board of Directors of the Company; (vii) the Unit Purchase Agreements, dated on or around April 26, 2012, between the Company and the Selling Stockholders (the "Unit Purchase Agreements"); (viii) the Warrants; (ix) the Registration Rights Agreement, dated as of May 15, 2012, among the Company, the Selling Stockholders and certain other parties named therein; and (x) copies of Direct Registration Book-Entry Advice, dated May 16, 2012, from the Company's transfer agent, American Stock Transfer & Trust Company, LLC, relating to the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed (i) the Company received the consideration for the Shares and Warrants pursuant to the Unit Purchase Agreements and (ii) the effective exercise price of the Warrants will always be greater than the par value of the Common Stock.

        Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The Securities may be issued or offered from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the Rules and Regulations under the Act, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon and subject to the foregoing, we are of the opinion that:

          1.     With respect to any Shares to be offered by the Selling Stockholders pursuant to the Registration Statement, the Shares have been duly authorized by all corporate action on the part of the Company and were validly issued and are fully paid and nonassessable.

          2.     With respect to any Warrant Shares to be offered by the Selling Stockholders pursuant to the Registration Statement, the Warrant Shares have been duly authorized by all corporate action on the part of the Company and, when issued upon exercise of the Warrants by the Selling Stockholders in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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  Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036